EXHIBIT 99.1

Kohl’s Corporation Announces Increase in the Amount of Notes and Debentures to be Accepted in its Cash Tender Offer

Menomonee Falls, Wis., April 16, 2018 / PRNewswire / -- Kohl’s Corporation (NYSE: KSS) announced today that it has increased the maximum combined aggregate principal amount of notes and debentures it may purchase in the previously announced cash tender offer (the "Tender Offer") for its 7.250% Debentures due 2029, 6.875% Notes due 2037, 6.000% Debentures due 2033, 4.000% Notes due 2021, 4.750% Notes due 2023 and 3.250% Notes due 2023 (collectively, the “Notes”) from $300,000,000 to $499,917,000 (as increased, the “Maximum Amount”).  As of 5:00 p.m., New York City time, April 13, 2018 (the “Early Tender Deadline”), $722,212,000 combined aggregate principal amount of Notes had been validly tendered and not validly withdrawn in the Tender Offer.

The Tender Offer is being made pursuant to, and subject to the terms and conditions in, an Offer to Purchase, dated April 2, 2018 (the "Offer to Purchase") which sets forth a description of the terms of the Tender Offer.  Aside from the increase in the Maximum Amount, all other terms of the Tender Offer remain unchanged.

The settlement for the Notes validly tendered and not withdrawn on or before the Early Tender Deadline and accepted for purchase by Kohl’s is expected to take place on April 17, 2018.  Holders whose Notes are accepted for purchase will receive the applicable total consideration to be calculated at 11:00 a.m., New York City time, today by the Lead Dealer Manager and announced by separate release later today.  Based on the increased Maximum Amount, Kohl’s expects to accept for purchase the majority of the Notes validly tendered and not validly withdrawn at or prior to the Early Tender Deadline.

The Tender Offer will expire at 11:59 p.m., New York City time, on April 27, 2018, unless extended (such date and time, as the same may be extended, the "Expiration Time").  The withdrawal deadline of 5:00 p.m., New York City time, on April 13, 2018 (the "Withdrawal Deadline") and the Early Tender Deadline have passed and have not been extended.  Accordingly, previously tendered Notes and Notes tendered after the Withdrawal Deadline and at or prior to the Expiration Time (as defined below) may not be withdrawn, subject to applicable law.  However, as Kohl’s intends, subject to the terms and conditions of the Tender Offer, to accept for purchase the Maximum Amount of Notes tendered at or prior to the Early Tender Deadline, further tenders of Notes prior to the Expiration Time will not be accepted for purchase.

The obligation of Kohl’s to accept for purchase, and to pay for, any Notes validly tendered (and not validly withdrawn) and accepted for purchase pursuant to the Tender Offer is conditioned upon the satisfaction or waiver of the conditions described in the Offer to Purchase under the heading “Terms of the Tender Offer—Conditions of the Tender Offer.” Subject to applicable law, the Tender Offer may be amended, extended, terminated or withdrawn with respect to one or more series of Notes.

This press release is neither an offer to purchase nor a solicitation of an acceptance of securities.  No offer, solicitation, purchase or sale will be made in any jurisdiction in which such offer, solicitation or sale would be unlawful.  The Tender Offer is being made solely pursuant to terms and conditions set forth in the Offer to Purchase.

Morgan Stanley & Co. LLC is serving as Lead Dealer Manager for the Tender Offer.  J.P. Morgan Securities LLC, MUFG Securities Americas Inc. and Wells Fargo Securities, LLC are serving as Co-Dealer Managers for the Tender Offer.  Questions regarding the Tender Offer may be directed to Morgan Stanley & Co. LLC at (800) 624-1808 (toll free) or (212) 761-1057 (collect).  Requests for the Offer to Purchase or the documents incorporated by reference therein may be directed to D.F. King & Co., Inc., which is acting as Tender Agent and Information Agent for the Tender Offer, at the following telephone numbers: banks and brokers, (212) 269-5550; all others toll free at (877) 478-5044 or at the following email:  kss@dfking.com.

Cautionary Statement Regarding Forward-Looking Information

This press release contains “forward-looking statements.”  Kohl’s intends forward-looking terminology such as “believes,” “anticipates,” “plans,” “may,” “intends,” “will,” “should,” “expects” or similar expressions to identify forward-looking statements.  Such statements are subject to certain risks and uncertainties that could cause Kohl’s actual results to differ materially from those indicated by the forward-looking statements.  These risks and uncertainties include, but are not limited to, those described in Item 1A in Kohl’s Annual Report on Form 10-K and other factors as may periodically be described in Kohl’s filings with the SEC.

About Kohl’s

Kohl’s (NYSE: KSS) is a leading omnichannel retailer with more than 1,100 stores in 49 states. With a commitment to inspiring and empowering families to lead fulfilled lives, Kohl’s offers amazing national and exclusive brands, incredible savings and an easy shopping experience in our stores, online at Kohls.com and on Kohl’s mobile app.  Throughout its history, Kohl’s has given nearly $600 million to support communities nationwide.  For a list of store locations or to shop online, visit Kohls.com.  For more information about Kohl’s impact in the community or how to join our winning team, visit Corporate.Kohls.com or follow @KohlsNews on Twitter.

Contacts

Investor Relations:

Jill Timm, (262) 703-2203, jill.timm@kohls.com

Media:

Jen Johnson, (262) 703-5241, jen.johnson@kohls.com